UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 14, 2014

MEDL MOBILE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-166343	80-0194367
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

18475 Bandilier Circle
Fountain Valley, California 92708
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (310) 684-3490

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On October 14, MEDL Mobile Holdings, Inc. (“we,” “us,” “our,” and our “company”) entered into a new employment agreement with each of Mr. Andrew Maltin and Mr. David Swartz, to serve as our Chief Executive Officer and President, respectively. In connection with entering into these new agreements and agreeing to terminate their existing employment agreements, each of Messrs. Maltin and Swartz requested that we provide them with a cash signing bonus of $22,500. In lieu of paying these bonuses in cash, each of Messrs. Maltin and Swartz agreed to accept 125,000 shares of our newly created Preferred Stock, the "Series A Convertible Redeemable Preferred Stock", with a stated value of $0.18 per share. The foregoing shares are convertible into shares of our Common Stock, as described below in Item 5.03.

The foregoing shares were not registered under the Securities Act of 1933, as amended (the “Act”) in reliance upon the exemption from registration contained in Section 4(2) of the Act and Regulation D promulgated thereunder.

Item 5.01 Changes in Control of Registrant.

As described above in Item 3.02, on October 14, Messrs. Maltin and Swartz were each issued 125,000 shares of Series A Preferred Stock in connection with their agreement to enter into new employment agreements with our company. Each share of Series A Preferred Stock entitles the holder thereof to 200 votes on all matters brought before the shareholders of the Company. Accordingly, as a result of this issuance, Messrs. Maltin and Swartz now beneficially own securities that have the right to vote 69.6% and 69.7%, respectively, on all matters brought before the shareholders of the Company. Prior to this issuance, Messrs. Maltin and Swartz beneficially owned 19.76% and 19.86%, respectively, of our voting securities.

Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers.

On October 14, 2014, we entered into a new employment agreement with each of Mr. Maltin and Mr. Swartz to serve as our Chief Executive Officer and President, respectively. These agreements replace the employment agreements previously entered into by such executives, which agreements have been terminated. The term of each employment agreement is two years renewable for additional one-year periods in accordance with the terms of the employment agreement. Mr. Maltin and Mr. Swartz are each entitled to receive an annual base salary of $200,000, with such upward adjustments to the base salary, and bonuses, as shall be determined by the board in its sole discretion. In the event that Mr. Maltin or Mr. Swartz terminate their respective employment agreements for good reason (which includes under certain circumstances a change of control), or we terminate the employment agreement without cause, they shall be entitled to receive severance for twelve months equal to their base salary and annual bonus during the prior twelve months, as in effect as of the date of termination.

In connection with entering into the new employment agreements, each of Mr. Maltin and Mr. Swartz were granted a signing bonus in the form of 125,000 shares of our newly created Preferred Stock, the Series A Convertible Redeemable Preferred Stock.

The foregoing descriptions of the employment agreements are qualified in their entirety by reference to the full text of the employment agreements, which are filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 14, 2014, our Board of Directors approved the filing of a Certificate of Designation of Rights., Preferences and Privileges of our Series A Convertible Redeemable Preferred Stock (the "Certificate") with the Secretary of State of the State of Nevada. The Certificate provides for the authorization of a new series of Preferred Stock comprised of up to 250,000 shares (the "Series A Preferred Stock").

Each share of Series A Preferred Stock is convertible into our Common Stock at any time at the option of the holder thereof at a conversion price of thirty cents ($0.30) per share of common stock, equal to one share of Series A Preferred Stock for six tenths (.6) of a share of common stock (subject to adjustment for stock splits, stock dividends and similar events). The shares of Series A Preferred Stock will automatically convert into our Common Stock upon the consummation of a sale of our company, whether by merger or asset sale, at the same conversion ratio.

The holders of our Series A Preferred Stock are entitled to vote on all matters together with the holders of our Common Stock. Each share of Series A Preferred Stock entitles the holder thereof to 200 votes.

Upon the liquidation or dissolution of our company, the holders of our Series A Preferred Stock will be entitled to receive with respect to their shares, as distributions, the same consideration such holders would have received had their shares been converted into our Common Stock immediately prior to the dissolution or winding up.

Our company will have the option to redeem all or any of the shares of Series A Preferred Stock any time after the third anniversary of their initial issuance, at a per-share price of $0.18.

The shares of Series A Preferred Stock do not accrue dividends.

The foregoing description of the Certificate is qualified in its entirety by reference to the full text thereof, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description.

3.1	Certificate of Designations of Rights, Preferences and Privileges of Series A Convertible Redeemable Preferred Stock of MEDL Mobile Holdings, Inc.

10.1	Employment Agreement, dated October 14, between MEDL Mobile Holdings, Inc. and Andrew Maltin.

10.2	Employment Agreement, dated October 14, between MEDL Mobile Holdings, Inc. and David Swartz.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 14, 2014	MEDL Mobile Holdings, Inc.

	By:	/s/ Andrew Maltin
Andrew Maltin
Chief Executive Officer

Index to Exhibits

Exhibit No.	Description.

3.1	Certificate of Designations of Rights, Preferences and Privileges of Series A Convertible Redeemable Preferred Stock of MEDL Mobile Holdings, Inc.

10.1	Employment Agreement, dated October 14, between MEDL Mobile Holdings, Inc. and Andrew Maltin.

10.2	Employment Agreement, dated October 14, between MEDL Mobile Holdings, Inc. and David Swartz.

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